                                                                 EXHIBIT 10.2.29

                                  ROHR, INC.
                          SUPPLEMENTAL RETIREMENT PLAN
                             TWENTY-NINTH AMENDMENT

Pursuant to Article 6, this amendment to the Supplemental Retirement Plan is hereby adopted.

1.   A new Section 1.01(a) is hereby added, to read in full as follows:

          "1.01(a) "Cash Balance Plan" means the Rohr, Inc., Cash Balance
                   Retirement Plan, effective January 1, 1995, as it may be amended from time to time."

2.   Subparagraph (a) of Section 1.04 is hereby amended to read as follows:

          "(a) the base cash salary (including any lump sum payment paid under the Company "Pay for Performance" system) paid during such year, deferred and paid as a pretax savings contribution under the Pretax Savings Plan for the Salaried Employees of Rohr, Inc., or reduced and paid as a Company contribution pursuant to a cafeteria plan described in Internal Revenue Code Section 125 plus the amounts in subparagraph (b) and (c), below.
               Compensation shall not include any payment or reimbursement for vacation earned but not taken or the value of fringe benefits, such as group insurance, medical or dental benefits, stock options or restriction stock (except for that paid in lieu of merit increases, which will be valued for these purposes as at fair market value on the date of the grant of stock), per diem or out-of-plant field allowances".

3.   Subparagraph (b) of Section 1.04 is hereby amended to read as follows:

          "(b) The award, if any, paid or credited to the Participant with respect to such calendar year under the Rohr Management Incentive Plan, whether paid in cash or in the form of stock (in which case, the stock shall be valued for these purposes as the fair market value on the date of the grant of stock) or other consideration or deferred under the provisions of that Plan."

3.   Section 3.01(b) is hereby modified as follows:

          (a)  After subparagraph (iii), add a semi-colon and the word "and."

          (b)  Add a new subparagraph (iv), to read in full as follows:

               "(iv) An amount equal to the monthly life annuity which the
                     Participant is then eligible to receive, whether or not he is then receiving it and regardless of whether the Participant has elected to receive his benefit as a monthly benefit (single life or with a joint and survivor benefit) or as a lump sum, under the Cash Balance Plan."

4.  In all other respects, the Plan is hereby ratified and confirmed.

          IN WITNESS WHEREOF, Rohr, Inc., has caused its duly authorized officers to execute this Amendment on the 7th day of April 1995.

                                         ROHR, INC.

                                         By: /s/ R. W. Madsen
                                            -----------------------------------
                                             R. W. Madsen
                                             Vice President, General Counsel
                                             and Secretary